SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynegy Inc.

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FOR IMMEDIATE RELEASE	NR11-17

VINCENT J. INTRIERI RESIGNS FROM TWO BOARDS

HOUSTON – June 13, 2011 – Dynegy Inc. (NYSE: DYN) was informed today that Vincent J. Intrieri, currently a Dynegy independent director, has resigned from the boards of Viskase Companies, Inc. and American Railcar Industries, Inc.   His decision to resign was made in an effort to be responsive to proxy advisory firms that believe that a director who serves on a large number of boards could be overextended and may not be able to commit sufficient focus and time required to be an effective director.

Mr. Intrieri is a director nominee standing for election at Dynegy’s annual meeting of stockholders scheduled for June 15, 2011.  He also serves as chairman of the finance and restructuring committee of Dynegy’s Board of Directors.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 11,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

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Additional Information and Where to Find It

Dynegy has filed with the Securities and Exchange Commission (“SEC”), and mailed to its stockholders, a proxy statement in connection with its 2011 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Dynegy through the website maintained by the SEC at www.sec.gov and at Dynegy’s website at www.dynegy.com, or by contacting Dynegy’s investor relations department at 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or 713-507-6400.

Certain Information Regarding Participants

Dynegy and its Board of Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 annual meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, is contained in Dynegy’s proxy statement that was filed with the SEC on April 29, 2011.

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